EXHIBIT 21

SUBSIDIARIES OF THE COMPANY
(As of December 31, 2003)

STATE OF
NAME OF CORPORATION		INCORPORATION

NEWSPAPER PUBLISHING:

The Dallas Morning News, L.P.	d/b/a The Dallas Morning News	Delaware
The Providence Journal Company	d/b/a Providence Journal-Bulletin	Delaware
Press-Enterprise Company	d/b/a The Press-Enterprise	California
DFW Printing Company, Inc.		Delaware
Denton Publishing Company	d/b/a Denton Record-Chronicle	Texas
DMI Acquisition Sub., Inc.	d/b/a Design Mail, Inc.	Delaware
Al Dia, Inc.	d/b/a Al Dia	Delaware
TDMN New Products, Inc.	d/b/a Quick	Delaware

TELEVISION BROADCASTING:

KVUE Television, Inc.	d/b/a KVUE, Channel 24	Delaware
KHOU-TV, L.P.	d/b/a KHOU, Channel 11	Delaware
WFAA-TV, L.P.	d/b/a WFAA, Channel 8	Delaware
WVEC Television, Inc.	d/b/a WVEC, Channel 13	Delaware
WWL-TV, Inc.	d/b/a WWL, Channel 4	Delaware
KENS-TV, Inc.	d/b/a KENS, Channel 5	Delaware
KMOV-TV, Inc.	d/b/a KMOV, Channel 4	Delaware
KMSB-TV, Inc.	d/b/a KMSB, Channel 11	Arizona
WCNC-TV, Inc.	d/b/a WCNC, Channel 36	North Carolina
Belo Kentucky, Inc.	d/b/a WHAS, Channel 11	Kentucky
King Broadcasting Company	d/b/a KING, Channel 5	Washington
d/b/a KREM, Channel 2
d/b/a KTVB, Channel 7
d/b/a KGW, Channel 8
KTVK, Inc.	d/b/a KTVK, Channel 3	Delaware
KASW-TV, Inc.	d/b/a KASW, Channel 61	Delaware
KONG-TV, Inc.	d/b/a KONG, Channel 16	Delaware
KSKN Television, Inc.	d/b/a KSKN, Channel 22	Delaware
KTTU-TV, Inc.	d/b/a KTTU, Channel 18	Delaware
Hill Tower, Inc.		Texas
Texas Tall Tower		Texas

INTERACTIVE MEDIA:

Belo Interactive, Inc.		Delaware

OTHER:

King News Corporation	d/b/a NorthWest Cable News	Washington
Texas Cable News, Inc.	d/b/a TXCN	Delaware
Belo Expositions, Inc.		Delaware

Except as noted below, all of the subsidiaries are wholly-owned subsidiaries of the Company. The Company through wholly-owned subsidiaries owns 50% of the outstanding common stock of Hill Tower, Inc. and Texas Tall Tower.